Exhibit 99.2
GARDNER DENVER, INC.
RECLASSIFIED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Year Ended December 31, 2007
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Revenues	$441,418	$459,869	$457,230	$510,327	$1,868,844
Cost of sales	292,491	306,037	308,050	342,343	1,248,921

Gross profit	148,927	153,832	149,180	167,984	619,923
Selling and administrative expenses	81,022	82,848	82,095	82,439	328,404

Operating income	67,905	70,984	67,085	85,545	291,519
Interest expense	6,737	6,858	6,566	6,050	26,211
Other income, net	(746)	(760)	(657)	(889)	(3,052)

Income before income taxes	61,914	64,886	61,176	80,384	268,360
Provision for income taxes	19,098	20,115	7,524	16,519	63,256

Net income	$42,816	$44,771	$53,652	$63,865	$205,104

Basic earnings per share	$0.81	$0.84	$1.00	$1.19	$3.85

Diluted earnings per share	$0.80	$0.83	$0.99	$1.18	$3.80

Amounts Reclassified

Selling and administrative expenses	$193	$524	$214	$—	$931
Other income, net	(193)	(524)	(214)	—	(931)

Total costs and expenses	$—	$—	$—	$—	$—

	Year Ended December 31, 2006					Year Ended
	First	Second	Third	Fourth	Total	December 31,
	Quarter	Quarter	Quarter	Quarter	Year	2005
Revenues	$399,294	$416,312	$414,028	$439,542	$1,669,176	$1,214,552
Cost of sales	266,610	281,989	280,429	290,832	1,119,860	836,237

Gross profit	132,684	134,323	133,599	148,710	549,316	378,315
Selling and administrative expenses	78,329	75,731	77,719	83,188	314,967	255,671

Operating income	54,355	58,592	55,880	65,522	234,349	122,644
Interest expense	10,232	9,580	8,762	8,805	37,379	30,433
Other income, net	(748)	(887)	(831)	(1,179)	(3,645)	(3,433)

Income before income taxes	44,871	49,899	47,949	57,896	200,615	95,644
Provision for income taxes	14,359	16,915	15,832	20,601	67,707	28,693

Net income	$30,512	$32,984	$32,117	$37,295	$132,908	$66,951

Basic earnings per share	$0.59	$0.63	$0.61	$0.71	$2.54	$1.40

Diluted earnings per share	$0.57	$0.62	$0.60	$0.70	$2.49	$1.37

Amounts Reclassified

Cost of sales	$7,435	$12,275	$8,880	$7,213	$35,803	$23,010
Selling and administrative expenses	4,624	2,688	3,936	5,882	17,130	13,303
Depreciation and amortization	(11,998)	(14,529)	(13,000)	(12,682)	(52,209)	(38,322)
Other income, net	(61)	(434)	184	(413)	(724)	2,009

Total costs and expenses	$—	$—	$—	$—	$—	$—

GARDNER DENVER, INC.
RECLASSIFIED SEGMENT OPERATING INCOME
(Dollars in thousands)
(Unaudited)

	Year Ended December 31, 2007
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Compressor and Vacuum Products	$38,695	$40,834	$41,770	$48,361	$169,660
Fluid Transfer Products	29,210	30,150	25,315	37,184	121,859

Consolidated operating income	67,905	70,984	67,085	85,545	291,519
Interest expense	6,737	6,858	6,566	6,050	26,211
Other income, net	(746)	(760)	(657)	(889)	(3,052)

Income before income taxes	$61,914	$64,886	$61,176	$80,384	$268,360

Amounts Reclassified

Segment operating income:
Compressor and Vacuum Products	$(267)	$(516)	$(552)	$—	$(1,335)
Fluid Transfer Products	74	(8)	338	—	404
Other income, net	(193)	(524)	(214)	—	(931)

Net	$—	$—	$—	$—	$—

	Year Ended December 31, 2006					Year Ended
	First	Second	Third	Fourth	Total	December 31,
	Quarter	Quarter	Quarter	Quarter	Year	2005
Compressor and Vacuum Products	$35,594	$33,420	$33,363	$37,681	$140,058	$84,732
Fluid Transfer Products	18,761	25,172	22,517	27,841	94,291	37,912

Consolidated operating income	54,355	58,592	55,880	65,522	234,349	122,644
Interest expense	10,232	9,580	8,762	8,805	37,379	30,433
Other income, net	(748)	(887)	(831)	(1,179)	(3,645)	(3,433)

Income before income taxes	$44,871	$49,899	$47,949	$57,896	$200,615	$95,644

Amounts Reclassified

Segment operating income:
Compressor and Vacuum Products	$(214)	$(331)	$31	$(233)	$(747)	$1,639
Fluid Transfer Products	153	(103)	153	(180)	23	370
Other income, net	(61)	(434)	184	(413)	(724)	2,009

Net	$—	$—	$—	$—	$—	$—